Exhibit 99.2

NGL Energy Partners LP Acquires Oil and Gas Water Disposal Facility in the Permian Basin and Increases Guidance for Fiscal Year Ending March 31, 2014

TULSA, Okla.—(BUSINESS WIRE)—Jul. 2, 2013— NGL Energy Partners LP (NYSE: NGL) announced today the acquisition of the assets of High Roller Wells Big Lake SWD No. 1, Ltd, a Texas limited partnership (“Big Lake”). The Big Lake acquisition expands NGL’s water services business by adding a high capacity, strategically located, oil and gas water disposal facility to its portfolio of water treatment and gathering infrastructure. The acquisition brings an experienced development team to NGL’s water services business and 25,000 barrels of disposal capacity in the growing Permian Basin in West Texas, a major US oil producing region.

The Partnership is increasing its Fiscal 2014 Adjusted EBITDA guidance from $230-$235 million to $240-$245 million. In addition, previous guidance with respect to distribution increases over the next four quarters is increased from a 10%-12% range to a 13%-15% range.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail propane. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

Non-GAAP Financial Information

NGL defines EBITDA as net income (loss) attributable to parent equity, plus income taxes, interest expense and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding the unrealized gain or loss on derivative contracts and the gain or loss on the disposal of assets and share-based compensation expenses. Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that Adjusted EBITDA provides additional information for evaluating its financial performance without regard to its financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other entities.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors”. NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com